Exhibit 99.1

Contact:	Marc Grossman
Corporate Affairs
(310) 205-4030
marc_grossman@hilton.com

HILTON REPORTS FIRST QUARTER 2003 RESULTS

                Beverly Hills, Calif., April 23, 2003 — Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the first quarter ended March 31, 2003.

                As announced previously by the company on March 27, business declines related principally to the conflict in Iraq contributed to generally soft results in the first quarter compared to the year-ago period.  Room rate pressure owing to weakness in business and group travel, along with increased insurance costs also adversely impacted the quarter’s results.

                Hilton reported first quarter net income of $9 million, versus $34 million in the 2002 quarter.  Diluted net income per share was $.02 in the first quarter 2003, compared with $.09 in the 2002 quarter.  As disclosed in the company’s March 27 press release, first quarter 2003 net income per share included two non-recurring items: 1) a charge (required by current SEC guidance) of approximately $.03 per share related to the impairment of certain public company equity securities held by the company, and 2) a $.01 benefit from utilization of tax loss carryforwards.

Hilton reported 2003 first quarter total revenue of $917 million compared with $921 million in the corresponding 2002 period.  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (EBITDA*) was $197 million in the 2003 first quarter, compared with $231 million in the 2002 quarter.  Total operating income was $86 million, compared with $137 million in the 2002 first quarter.

Owned Hotels Results

                Comparatively solid occupancy levels at many of the company’s owned hotels — including those in New York, Boston, Honolulu, New Orleans, Phoenix, San Diego and Santa Barbara — were achieved primarily through increased business from leisure customers and lower rated groups, and were offset by average daily rate (ADR) declines owing to soft demand from business travelers and higher rated groups.  These rate declines impacted revenue per available room (RevPAR) and, along with decreased food and beverage revenue from sluggish group business, also adversely affected EBITDA and operating income margins at these hotels.  The company noted that, as a company with hotels primarily in the United States, it has seen relatively little effect on its total business as a result of the SARS situation.  However, it has seen a further weakening of the Japanese business in Hawaii and in the international group market.

                Across all brands, EBITDA and operating income from the company’s owned hotels (majority owned and controlled hotels) totaled $111 million and $52 million, respectively, in the first quarter.  Comparable EBITDA and operating income decreased 20 percent and 33 percent, respectively, from the 2002 period.  RevPAR from comparable owned properties decreased 2.2 percent in the quarter; occupancy at these hotels increased to 66.8 percent from 66.5 percent a year ago, and ADR declined 2.7 percent to $145.82.  EBITDA margin at these hotels, which, along with the aforementioned factors continued to be impacted by increased insurance costs, was 23.3 percent for the quarter, a decline of 510 basis points from the corresponding 2002 period.  Operating income margin at these hotels was 11 percent for the quarter, compared with 16 percent in the 2002 quarter.

System-wide RevPAR; Management/Franchise Fees

                When compared with full-service hotels in gateway cities, the company’s focused service, midscale brands — located primarily in suburban or drive-to markets less dependent on air traffic — were less impacted by the conflict in Iraq and softness in business travel.  As a result, RevPAR at these brands showed generally smaller declines or, in the case of Hilton Garden Inn, reported a RevPAR increase.

                First quarter system-wide RevPAR at each of the company’s brands (including franchise properties) declined as follows:  Hampton Inn, 1.2 percent; Embassy Suites, 1.8 percent; Homewood Suites by Hilton, 2.7 percent; Doubletree, 3.3 percent, and Hilton 3.4 percent.  The Hilton Garden Inn brand reported a 2.0 percent RevPAR increase in the first quarter.

                Management and franchise fees for the quarter totaled $80 million, compared with $81 million a year ago.

Brand Development/Unit Growth

                Year-to-date February 2003 (the latest period for which data is available), all but one of the company’s hotel brands commanded significant market share premiums over their respective segment competitors.  With 100 representing a brand’s fair share of the market, the Hilton brands (according to Smith Travel Research) posted RevPAR index numbers as follows for the first two months of 2003:  Embassy Suites, 124.5; Homewood Suites by Hilton, 121.0; Hampton Inn, 119.7; Hilton Garden Inn, 114.2, and Hilton, 109.1.  The Doubletree brand, at 98.2, showed a 1.5-point RevPAR index gain for the two-month period.

                In the first quarter, the company added 26 properties and 3,420 rooms to its system as follows: Hampton Inn, 18 hotels and 1,852 rooms; Hilton Garden Inn, 2 hotels and 285 rooms; Embassy Suites, 2 hotels and 399 rooms; Hilton, 1 hotel and 205 rooms; Homewood Suites by Hilton, 1 hotel and 107 rooms; Conrad, 1 hotel and 400 rooms, and Hilton Grand Vacations, 1 property and 172 rooms.  Three hotels and 549 rooms were removed from the system in the quarter.  As of March 31, 2003, the Hilton system consisted of 2,107 properties and 339,987 rooms.

Hilton Grand Vacations

                The company’s vacation ownership business, Hilton Grand Vacations Company,  reported first quarter EBITDA of $19 million, compared to $23 million in the 2002 quarter.  Operating income in the first quarter totaled $18 million in 2003, compared with $22 million in the 2002 period.

While overall unit sales in the quarter were comparable with the 2002 period, and the average unit sales price increased across the HGVC system during the quarter, the required accounting for the company’s new projects in Orlando and Las Vegas (the first phases of which are still under construction,) and the accounting for the Hilton Club in New York, limited the amount of reported EBITDA and operating income growth.  First quarter results were also impacted by the sale of timeshare receivables in June and November 2002.

Distribution Strategy

                On April 14, 2003, Hilton announced an integrated strategy related to electronic and on-line distribution.  The strategy includes new brand standards stating that, while each hotel will establish its own room rates, each hotel is required to offer such rates consistently across all designated distribution channels, including Hilton Family proprietary websites, Hilton Reservations Worldwide call centers, Global Distribution Systems/travel agents, and through hotels directly.  In addition, enhancements to the company’s six major brand websites have been implemented as part of the strategy.  Hilton also signed an agreement in which Expedia Inc. is Hilton’s preferred third-party online merchant-model vendor.  Under the agreement, Hilton has secured from Expedia the most favorable merchant-model terms in the hotel industry.  Additionally, participating hotels are not required to commit to Expedia a specific amount of room inventory.

Corporate Finance

                At March 31, 2003, Hilton had total debt of $4.1 billion (net of $325 million of debt allocated to Park Place Entertainment,) with approximately 26 percent of the company’s debt being floating rate debt.  Cash and equivalents totaled approximately $61 million at March 31, 2003.  The company’s average basic and diluted shares outstanding for the first quarter were 377 million and 403 million, respectively.

                The company’s first quarter 2003 corporate expense includes a $3 million bad debt expense related to a note receivable that, as a result of certain events in the quarter, was deemed unlikely to be collected.

                Consolidated net interest expense (interest expense net of interest and dividend income) declined $5 million in the first quarter due to lower average debt balances.  Hilton’s debt currently has an average life of seven years, at an average cost of approximately 6.3 percent.  At March 31, 2003, the company had approximately $1 billion of available capacity under its various lines of credit.

                The company’s effective tax rate for the first quarter was approximately 8 percent versus 39 percent last year.  The effective tax rate in the 2003 quarter benefited from the utilization of capital loss tax carryforwards as a result of the transaction with CNL (described in the following paragraph.)  Excluding this benefit, the effective tax rate in the quarter was 38 percent.

                During the quarter, Hilton completed the second of a planned two-part transaction with CNL Hospitality Corp. in which the two companies formed a partnership to acquire hotel properties.  In the second phase of the transaction, completed in February, the partnership acquired three Embassy Suites hotels (one each in Orlando, Florida; Arlington, Virginia, and Santa Clara, California), the Doubletree Crystal City in Arlington, Virginia and the Hilton Rye Town in Rye Brook, New York.  Hilton operates the hotels under long-term management contracts and retains a minority ownership interest in the partnership.

                Also during the quarter, the company sold four Homewood Suites by Hilton properties for approximately $40 million, with Hilton retaining long-term franchise and/or management agreements.

                Total hotel capital expenditures in the quarter were $34 million.  An additional $18 million was expended for timeshare development.

2003 Outlook

                While Hilton expects a continued challenging environment for the lodging industry due to soft economic conditions affecting business travel, increased costs impacting margins and the prospect of further uncertainty in the world political situation impacting travel generally, the company anticipates improvement in the second half of the year.  Noting that visibility remains extremely low and that new estimates remain subject to change, the company provided the following updated guidance for full year 2003:

Full Year 2003 Estimates
Total revenue	$3.9 billion range
Total EBITDA/operating income	$930 million range/$530 million range
Comparable owned hotel RevPAR	1 - 2% decline
Diluted earnings per share	High $.30 range

                Total capital spending in 2003 is expected to be approximately $360 million, with approximately $165 million being spent on routine improvements and technology, $110 million on timeshare projects, $50 million on special projects at owned hotels and $35 million at the Hilton Hawaiian Village related to the mold situation.  The company said it is well underway in the remediation process, and is on track to re-open the hotel’s Kalia Tower guestrooms in Fall 2003.

                Hilton reaffirmed its previous guidance of adding 100 to 115 hotels and 12,000 to 15,000 rooms to its system in 2003, approximately two-thirds of which are expected to be Hampton Inns and Hilton Garden Inns.  Conversions to one of Hilton’s brands are expected to account for approximately 10 percent of the unit growth.  The company’s current development pipeline has approximately 370 hotels and 51,000 rooms approved and in design, or under construction.

                Stephen F. Bollenbach, president and chief executive officer, said: “What we anticipated would be a difficult period due to continued economic weakness was made even more challenging by world events.  We remain confident, however, that demand will return as the war winds down and improvement occurs in the U.S. economy, and travelers — especially business travelers — resume more normal travel patterns.  Despite the challenges, we were able to maintain solid occupancy levels in most of our larger markets, though changes in the mix of business made it difficult to achieve room rate growth and maintain our margins.

                “Contributing to our challenges are rising costs that put additional pressure on margins, and while cost containment continues to be a top priority, it is important that we balance this with offering the service necessary to meet our customers’ expectations and enhance customer loyalty.  Simply put, it’s a continuation of our focus on the basics of the business.

                “More than ever, size, scale and distribution matter in the lodging industry.  Our size and scale enables us to enhance our distribution capabilities — in particular, the increasingly important area of on-line distribution — for the benefit of our customers.  We are very enthusiastic about our newly announced on-line distribution strategy, which will make it even easier and more desirable for travelers to stay with Hilton and our family of brands.”

                Mr. Bollenbach concluded: “The end of hostilities in Iraq notwithstanding, we expect the remainder of this year to continue posing challenges on the general economic front and in terms of increased costs.  But as a big company with great brands, irreplaceable owned assets in key markets and a loyal base of customers, we are solidly positioned to work through these challenges as we anticipate better days ahead.”

# # #

*EBITDA (earnings before interest, taxes, depreciation, amortization, and non-recurring items) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance.  EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results.  Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.

We use EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions. Non-recurring items, such as asset write-downs and impairment losses, are also excluded from EBITDA.  EBITDA and EBITDA margins are among the more significant factors in management’s evaluation of company-wide and individual property performance. EBITDA can be computed by adding depreciation, amortization, interest and dividend income from investments related to operating activities and non-recurring items to operating income. Prior to January 1, 2003, the reconciliation of EBITDA to operating income included an adjustment for pre-opening expense and included only the non-cash portion of non-recurring items.  These changes have no impact on EBITDA reported in the 2002 period.  Reconciliations of EBITDA to operating income are presented on the Supplemental Financial Information page of this press release.

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31
	2002	2003	% Change
Revenue
Owned hotels	$481	$483	—%
Leased hotels	29	24	(17)
Management and franchise fees	81	80	(1)
Other fees and income	99	91	(8)
	690	678	(2)
Other revenue from managed and franchised properties	231	239	3
	921	917	—

Expenses
Owned hotels	345	372	8
Leased hotels	26	23	(12)
Depreciation and amortization	85	86	1
Impairment loss and related costs	—	17	—
Other operating expenses	80	75	(6)
Corporate expense, net	17	19	12
	553	592	7
Other expenses from managed and franchised properties	231	239	3
	784	831	6

Operating income	137	86	(37)

Interest and dividend income	14	7	(50)
Interest expense	(87)	(75)	(14)
Net interest from unconsolidated affiliates	(5)	(5)	—
Net loss on asset dispositions	—	(1)	—
Income before taxes and minority interest	59	12	(80)
Provision for income taxes	(23)	(1)	(96)
Minority interest, net	(2)	(2)	—
Net income	$34	$9	(74)%

Net income per share
Basic	$.09	$.02	(78)%
Diluted	$.09	$.02	(78)%

Average shares — basic	370	377	2%
Average shares — diluted	396	403	2%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

($ in millions)

	Three Months Ended
	March 31
	2002	2003	%/pt Change
RECONCILIATIONS OF EBITDA (1) TO OPERATING INCOME

Total Company
EBITDA	$231	$197	(15)%
Depreciation and amortization (2)	(92)	(93)	1
Non-recurring items	—	(17)	—
Operating interest and dividend income	(2)	(1)	(50)
Operating Income	$137	$86	(37)%

Owned Hotels
EBITDA	$136	$111	(18)%
Depreciation and amortization	(60)	(59)	(2)
Operating Income	$76	$52	(32)%

Comparable Owned Hotels
EBITDA	$133	$106	(20)%
Depreciation and amortization	(58)	(56)	(3)
Operating Income	$75	$50	(33)%

Timeshare
EBITDA	$23	$19	(17)%
Depreciation and amortization	(1)	(1)	—
Operating Income	$22	$18	(18)%

FULL YEAR 2003 OUTLOOK (3)
EBITDA		$930
Depreciation and amortization (2)		(380)
Non-recurring items		(17)
Operating interest and dividend income		(3)
Operating Income		$530

RECONCILIATIONS OF EBITDA MARGIN (4) TO OPERATING INCOME MARGIN (5)

Total Company
EBITDA Margin	33.5%	29.1%	(4.4	)pts
Depreciation and amortization (2)	(13.3)%	(13.7)%	(0.4)
Non-recurring items	—	(2.5)%	(2.5)
Operating interest and dividend income	(0.3)%	(0.2)%	0.1
Operating Income Margin	19.9%	12.7%	(7.2	)pts

Comparable Owned Hotels
EBITDA Margin	28.4%	23.3%	(5.1	)pts
Depreciation and amortization	(12.4)%	(12.3)%	0.1
Operating Income Margin	16.0%	11.0%	(5.0	)pts

(1)

We use EBITDA (earnings before interest, taxes, depreciation, amortization and non-recurring items) as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions.  Non-recurring items, such as asset write-downs and impairment losses, are also excluded from EBITDA.  EBITDA and EBITDA margins are among the more significant factors in management’s evaluation of company-wide and individual property performance. EBITDA can be computed by adding depreciation, amortization, interest and dividend income from investments related to operating activities and non-recurring items to operating income.  Prior to January 1, 2003, the reconciliation of EBITDA to operating income included an adjustment for pre-opening expense and included only the non-cash portion of non-recurring items.  These changes have no impact on EBITDA reported in the 2002 period.

EBITDA should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance.  EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results.  Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited.

(2)	Includes proportionate share of unconsolidated affiliates.

(3)	Represents a range of estimates. See discussion of forward-looking statements elsewhere in this release.

(4)	EBITDA margin represents EBITDA as a percentage of revenue before other revenue from managed and franchised properties.

(5)	Operating income margin represents operating income as a percentage of revenue before other revenue from managed and franchised properties.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended
	March 31
	2002	2003	%/pt Change
Hilton
Occupancy	66.7%	66.7%	—	pts
Average Rate	$157.35	$153.27	(2.6)%
RevPAR	$104.91	$102.17	(2.6)%

All Other
Occupancy	65.4%	67.7%	2.3	pts
Average Rate	$110.63	$107.72	(2.6)%
RevPAR	$72.37	$72.94	0.8%

Total
Occupancy	66.5%	66.8%	0.3	pts
Average Rate	$149.93	$145.82	(2.7)%
RevPAR	$99.66	$97.45	(2.2)%

(1)	Statistics are for comparable hotels, and include only those hotels in the system as of March 31, 2003 and owned by us since January 1, 2002.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended
	March 31
	2002	2003	%/pt Change
Hilton
Occupancy	65.0%	64.7%	(0.3	)pts
Average Rate	$130.74	$126.83	(3.0)%
RevPAR	$84.93	$82.03	(3.4)%

Hilton Garden Inn
Occupancy	60.6%	62.6%	2.0	pts
Average Rate	$95.93	$94.60	(1.4)%
RevPAR	$58.09	$59.23	2.0%

Doubletree
Occupancy	63.2%	62.7%	(0.5	)pts
Average Rate	$102.86	$100.31	(2.5)%
RevPAR	$65.05	$62.93	(3.3)%

Embassy Suites
Occupancy	67.5%	67.7%	0.2	pts
Average Rate	$123.53	$120.96	(2.1)%
RevPAR	$83.34	$81.83	(1.8)%

Homewood Suites by Hilton
Occupancy	69.8%	68.9%	(0.9	)pts
Average Rate	$95.43	$94.16	(1.3)%
RevPAR	$66.65	$64.84	(2.7)%

Hampton
Occupancy	62.2%	61.5%	(0.7	)pts
Average Rate	$77.14	$77.18	0.1%
RevPAR	$48.00	$47.44	(1.2)%

Other
Occupancy	57.1%	53.4%	(3.7	)pts
Average Rate	$116.23	$121.53	4.6%
RevPAR	$66.32	$64.86	(2.2)%

(1)	Statistics are for comparable hotels, and include only those hotels in the system as of March 31, 2003 and owned, operated or franchised by us since January 1, 2002.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	March				Change to
	2002		2003		March 2002		December 2002
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	38	27,520	38	28,568	—	1,048	(1)	(417)
Leased	1	499	1	499	—	—	—	—
Joint Venture	6	3,103	7	2,737	1	(366)	1	446
Managed	15	9,968	17	10,601	2	633	—	—
Franchised	170	45,350	168	45,213	(2)	(137)	—	(121)
	230	86,440	231	87,618	1	1,178	—	(92)
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	2	280	—	—	—	—
Franchised	128	17,844	160	21,941	32	4,097	2	286
	131	18,286	163	22,383	32	4,097	2	286
Doubletree
Owned	9	3,156	9	3,156	—	—	—	—
Leased	6	2,151	6	2,151	—	—	—	—
Joint Venture	30	8,273	30	8,868	—	595	—	327
Managed	60	16,651	57	15,375	(3)	(1,276)	—	(327)
Franchised	48	11,070	52	11,787	4	717	—	(5)
	153	41,301	154	41,337	1	36	—	(5)
Embassy Suites
Owned	5	1,023	5	1,023	—	—	—	—
Joint Venture	23	6,339	27	7,279	4	940	3	698
Managed	61	15,589	57	14,699	(4)	(890)	(4)	(890)
Franchised	79	18,301	82	18,540	3	239	3	591
	168	41,252	171	41,541	3	289	2	399
Homewood Suites by Hilton
Owned	7	905	3	398	(4)	(507)	(4)	(507)
Managed	30	3,605	34	4,135	4	530	4	530
Franchised	70	7,513	85	9,302	15	1,789	1	84
	107	12,023	122	13,835	15	1,812	1	107
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	26	3,443	23	3,018	(3)	(425)	(2)	(250)
Franchised	1,134	115,856	1,198	121,502	64	5,646	18	1,862
	1,161	119,432	1,222	124,653	61	5,221	16	1,612

Timeshare	25	2,921	28	3,289	3	368	1	172

Other
Owned	3	579	1	300	(2)	(279)	—	—
Leased	2	186	—	—	(2)	(186)	—	—
Joint Venture	4	1,598	3	1,392	(1)	(206)	—	(8)
Managed	18	4,154	12	3,639	(6)	(515)	1	400
Franchised	13	3,043	—	—	(13)	(3,043)	—	—
	40	9,560	16	5,331	(24)	(4,229)	1	392

Total
Owned	64	33,478	58	33,740	(6)	262	(5)	(924)
Leased	9	2,836	7	2,650	(2)	(186)	—	—
Joint Venture	65	19,593	69	20,556	4	963	4	1,463
Managed	210	53,410	200	51,467	(10)	(1,943)	(1)	(537)
Timeshare	25	2,921	28	3,289	3	368	1	172
Franchised	1,642	218,977	1,745	228,285	103	9,308	24	2,697

TOTAL PROPERTIES	2,015	331,215	2,107	339,987	92	8,772	23	2,871